Exhibit 99.1

National Interstate Corporation Announces 2005 Fourth Quarter and Full Year Financial Results

RICHFIELD, Ohio, March 21, 2006/PRNewswire-FirstCall via COMTEX/—National Interstate Corporation (Nasdaq: NATL) today reported net income for the fourth quarter ended December 31, 2005 of $7.9 million ($.41 per share diluted), compared to $6.7 million ($.42 per share diluted) for the fourth quarter of 2004. The 19.1% increase in net income for the fourth quarter of 2005 reflects a 22.4% increase in earned premium and a 45.6% increase in net investment income, offset by a 1.1 percentage point increase in the GAAP combined ratio. Net income for the full year of 2005 increased by $7.5 million to $30.3 million ($1.60 per share diluted), compared to $22.8 million ($1.47 per share diluted) for the same period of 2004. The per share comparisons for both periods are impacted by approximately 23.0% more shares outstanding in 2005 from the Initial Public Offering that was completed in February 2005.

The GAAP combined ratio was 83.2% for the fourth quarter of 2005, compared to 82.1% for the same period in 2004. The loss and loss adjustment expense ratio of 58.6% for the fourth quarter of 2005 was 2.3 percentage points higher than the same period last year and consistent with our expectations. The underwriting expense ratio was 24.7% for the fourth quarter of 2005, compared to 25.8% for the fourth quarter of 2004. The decrease in the underwriting expense ratio is a result of several factors including (i) the Company continuing to monitor and control fixed expenses as the Company’s business grows, (ii) increased risk retention across several product lines that contributes to a decrease in the expense ratio as the additional retained written premium is earned, and (iii) lower expenses related to charges we receive from states for guarantee funds and other fees. The GAAP combined ratio for the full year of 2005 of 82.6% decreased 0.9 percentage points compared to 83.5% for the same period of 2004. This combined ratio decrease reflects a 2.7 percentage point decline in the expense ratio for the same reasons noted above for the fourth quarter and a 1.8 percentage point increase in the loss and loss adjustment ratio caused by slightly higher accident year 2005 losses which were offset by $5.2 million of favorable development of prior year reserves.

“We are very satisfied with the results from both the fourth quarter and full year of 2005 and the successful completion of our first year as a public company. Our people took advantage of the available opportunities to grow profitability and these efforts led to another record year for sales and profits,” stated Alan Spachman, Chairman and President of National Interstate Corporation.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is a specialty property and casualty insurance company with a niche orientation and focus on the transportation industry. National Interstate differentiates itself within its markets by offering insurance products and services designed to meet the unique needs of targeted insurance buyers that we believe are underserved by the insurance industry. Our products include property and casualty insurance for transportation companies, captive insurance programs for commercial risks that we refer to as our alternative risk transfer component, specialty personal lines consisting of primarily recreational vehicle coverage, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Co. National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE, Nasdaq : AFG). The Company is headquartered in Richfield, Ohio, which is located in northeastern Ohio between Cleveland and Akron.

Forward Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Actual results may differ from those expressed or implied by the forward-looking statements. Factors that could contribute to these differences include, among other things: general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations.

The forward-looking statements herein are made only as of the date of this report. The Company assumes no obligation to publicly update any forward-looking statements.

Contact:

Tanya Inama

877-837-0339

investorrelations@nationalinterstate.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Operating Data:
Gross premiums written	$37,338	$32,269	$270,036	$224,984

Net premiums written	$33,153	$26,101	$211,106	$166,419

Premiums earned	51,931	42,422	194,397	156,908
Net investment income	3,542	2,433	12,527	8,613
Net realized gains	(206)	379	278	1,661
Other income	500	527	1,974	1,967

Total revenues	55,767	45,761	209,176	169,149
Losses and loss adjustment expenses	30,408	23,876	117,449	92,008
Commissions and other underwriting expense	10,434	9,846	35,741	34,201
Other operating and general expenses	2,870	1,619	9,428	6,888
Interest expense	358	551	1,421	1,610

Total expenses	44,070	35,892	164,039	134,707

Income before income taxes	11,697	9,869	45,137	34,442
Provision for income taxes	3,775	3,216	14,857	11,674

Net income	$7,922	$6,653	$30,280	$22,768

Per Share Data:
Earnings per common share, basic (e)	$0.42	$0.43	$1.62	$1.50
Earnings per common share, assuming dilution (e)	$0.41	$0.42	$1.60	$1.47
Book value per common share, basic (at period end)	7.32	4.69	7.32	4.69
Weighted average number of common shares outstanding, basic	19,041	15,530	18,737	15,171
Weighted average number of common shares outstanding, diluted	19,244	15,686	18,975	15,480
Common shares outstanding at period end	19,055	15,530	19,055	15,530
Cash dividend per common share	$0.04	NA	$0.08	NA

GAAP Ratios:
Losses and loss adjustment expense ratio	58.6%	56.3%	60.4%	58.6%
Underwriting expense ratio	24.7%	25.8%	22.2%	24.9%

Combined ratio	83.2%	82.1%	82.6%	83.5%

Return on equity (b)	23.2%	38.2%	28.5%	37.2%
Average shareholders’ equity	$136,380	$69,639	$106,161	$61,235

	At December 31, 2005	At December 31, 2004
Balance Sheet Data (GAAP):
Cash and investments	$320,220	$238,951
Reinsurance recoverable	77,834	63,128
Total assets	523,003	401,236
Unpaid losses and loss adjustment expenses	223,207	171,031
Long-term debt (a)	16,297	32,547
Total shareholders’ equity	$139,533	$72,789

Statutory Data: (c)
Policyholder Surplus (Statutory) (d)	$122,825	$92,124

(a)	Long-term debt at December 31, 2004 includes a $15 million loan from Great American Insurance Company that was paid in full in February 2005.

(b)	The ratio of net income to the average of shareholders’ equity at the beginning and at the end of the period.
(c)	While financial data is reported in accordance with accounting principles generally accepted in the United States, or GAAP, for shareholder and other investment purposes, it is reported on a statutory basis for insurance regulatory purposes. Certain statutory expenses differ from amounts reported under GAAP. Specifically, under GAAP, premium taxes and other variable costs incurred in connection with writing new and renewal business are capitalized and amortized on a pro rata basis over the period in which the related premiums are earned. On a statutory basis, these items are expensed as incurred. In addition, certain other expenses, such as those related to the expensing or amortization of computer software, are accounted for differently for statutory purposes than the treatment accorded under GAAP.
(d)	The statutory policyholder surplus of National Interstate Insurance Company, which includes the statutory policyholder surplus of its subsidiary, National Interstate Insurance Company of Hawaii.
(e)	Earnings per share are computed independently for each quarter and the full year based upon respective average shares outstanding. Therefore, the sum of the quarterly earnings per share amounts may not equal the annual amounts reported.